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                                                                    Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On June 3, 2002, the Trustees appointed Grant Thornton LLP to replace Arthur Andersen LLP as the independent auditor of Federal Realty Investment Trust Savings and Retirement Plan. Prior to the date of this Form 11-K (which is incorporated by reference into Federal Realty Investment Trust's filings on Form S-8 No. 333-63986), the Arthur Andersen partners who reviewed the most recent audited financial statements of Federal Realty Investment Trust Savings and Retirement Plan (the Plan) as of December 31, 2000 and for the year then ended have resigned from Arthur Andersen. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into Federal Realty Investment Trust's filing on Form S-8 No. 333-63986 of its audit report with respect to the Plans' financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into Federal Realty Investment Trust's filings on Form S-8 No. 63986. The Company believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of
Section 11(b) of the Securities Act.